Exhibit 10.1

Named Executive Officer	2006 Base Salary	2006 Bonus Target
Henri A. Termeer Chief Executive Officer	$1,433,250	$1,700,000

Earl M. Collier, Jr. Executive Vice President	$515,000	$425,000

Georges Gemayel Executive Vice President	$468,000	$425,000

Peter Wirth Executive Vice President; Chief Legal Officer	$676,000	$425,000

Michael S. Wyzga Executive Vice President; Chief Financial Officer	$468,000	$425,000